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DELTA AIR LINES, INC.                                                 EXHIBIT 12

STATEMENT REGARDING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

(In Millions except ratios)
---------------------------------------------------------------------------------
                                                       Nine Months    Nine Months
                                                          Ended          Ended
                                                         March 31,      March 31,
                                                           1997           1996
                                                       -----------    -----------
Earnings:
                  Net income (loss)                      $   552        $    (6)

Add (deduct):
                  Income tax provision                       368             19
                  Fixed charges                              391            446
                  Interest capitalized                       (25)           (20)
                  Interest offset on
                    Guaranteed Serial
                    ESOP Notes                                --             (2)
                                                         -------        -------

Earnings as adjusted                                     $ 1,286        $   437
                                                         =======        =======


Fixed charges:

                  Interest expense                       $   158        $   204
                  1/3 of rentals                             233            240
                  Additional interest on
                    Guaranteed Serial
                    ESOP Notes                                --              2
                                                         -------        -------

Total fixed charges                                      $   391        $   446
                                                         =======        =======



Ratio of earnings to fixed charges                          3.29             --
---------------------------------------------------

Earnings for the nine months ended March 31, 1996 were inadequate to cover fixed charges. Additional earnings of $9 million would have been necessary to bring the ratio to 1.0.